Rule 424B3
                                                            File No. 333-11687

                     SUPPLEMENT NO. EIGHT DATED MAY 19, 1998
                      TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006


     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add additional Selling Holders as of May 19, 1998. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of May 19, 1998 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.


                                                 Aggregate Principal                         Number of Shares
                                                Amount of Debentures                          of Common Stock
                                                  That May Be Sold                           That May Be Sold*


Noddings Investment                                     $300,000                                  12,500
Group


*Assumes a conversion price of $24.00 per share.


     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.

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